Exhibit 10.33
FY2007
Executive Incentive Plan
Stephen Ambler

OBJECTIVES
The specific aim of the 2007 Executive Incentive Plan is to focus Immersion’s executive management on Immersion’s revenue, operating profit, gross margin goals and business objectives, and to reward achievement of those goals.
ELIGIBILITY
In addition to your base salary, you are eligible to receive a payment under Immersion’s 2007 Executive Incentive Plan as set out in the attached document titled Attachment A.
Eligibility will be subject to the review and approval of the CEO and CFO of the Company. The terms and conditions of this Executive Incentive Plan will supersede all prior Incentive or Variable Compensation Plans with respect to the subject matter herein.
PLAN ADMINISTRATION
The terms and conditions of this Plan are effective from the beginning to the end of the fiscal year. Immersion may cancel, suspend or revise these terms and conditions for any reason at any time.
Payments hereunder will be made as a payroll check and will be subject to the usual mandatory withholding of federal and state income and employment taxes. Payments will be paid approximately 45 days after the end of the fiscal year, and synchronized with the next payroll period, once Immersion’s Income Statement for the year has been finalized and the Earnings for the year have been publicly disclosed.
Nothing in this Plan shall in any way diminish or limit the Company’s right to terminate the employment of any participant, at-will, at any time. All employees of the company are employed on an “at-will” basis, which means that either the employee or the Company may terminate the relationship at any time with the understanding that neither party has the obligation to base that decision on any reason other than their intent not to continue the employment relationship.
For purposes of this Plan, if for any reason the participant’s employment with Immersion terminates, the last day of work is defined as the last day on which work duties are actually performed by the participant. Specifically excluded from eligibility for this Executive Incentive Plan determination are all periods of pay in lieu of notice, severance, or any other post-termination benefits or compensation period. To be eligible for payment, the participant must have been employed by Immersion from January 1, 2007 through the date of payment of sums under this Plan, i.e. from January 1, 2007 through approximately 45 days after the end of the 2007 fiscal year.
EXECUTIVE’S DISCRETION
The terms of the Executive Incentive Plan do not form part of any employee’s contract of employment and no employee will have or become entitled to any rights or damages or other compensation during or on the termination of their employment in respect of the loss or alteration of any rights or expectations they may have under this Plan at any time. All Executive Incentive Plan payments are at the discretion of the CEO, and the provisions of this Plan can be changed at any time, for any reason, including termination of the Plan.

PLAN DEFINITIONS
Revenue is defined as sales that are recognizable by Immersion for the period as reported in the audited financial statements. It is not cash-in. Development contracts are usually recognized on a percentage complete basis. Extended warranties and software maintenance contracts are usually recognized over the life of the contract.
Cost of Goods Sold is the direct and allocated indirect production costs of producing goods and services.
Gross Margin (GM) is determined by subtracting the Cost of Goods Sold (COGS) from the actual sale price of the product. The net result is the GM. GM excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
Operating Profit (Loss) is Business Unit Operating Profit (Loss) less corporate support costs, litigation expenses, and intangible amortization. Operating Profit (Loss) excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
Business Unit Operating Profit (Loss) is defined as the revenue less departmental cost of goods sold and direct operating expenses for a business unit. Direct operating expenses are the expenses directly charged to a business unit including all variable compensation accruals and all allocated departmental expenses. Business Unit Operating Profit (Loss) excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
MBO’s can be defined as business objectives with specific milestones which must be completed, in strict accordance with the stated terms and conditions associated with each MBO, to the satisfaction of the CFO and CEO.

/s/ Stephen Ambler	10/30/2007
Stephen Ambler	Date

/s/ Janice Passarello	10/30/2007
VP of Human Resources	Date

/s/ Victor Viegas	10/30/2007
CEO	Date

Attachment A
EXECUTIVE INCENTIVE PLAN
STATEMENT OF GOALS
FOR YEAR 2007
Percent of Base Salary Payment at Plan: 25%
The following is a statement of financial, strategic and tactical objectives for 2007 that will serve as a basis for overall performance evaluation and determination of year-end executive incentive award.
CEO Discretionary Multiplier: The CEO will weight the Executive’s incentive payment calculation based on the Executive’s overall annual performance as determined solely by the CEO. The weighting factor will typically range from 0.80 to 1.20
A.       Corporate Goal (80%): Achieve GAAP Revenue of $33M. Achieve GAAP Operating Profit (Loss) of $(4.5M). Sony and Microsoft litigation and license income are not to be included in calculating these Revenue and Operating Profit (Loss) goals for 2007. Operating Profit (Loss) excludes non cash stock compensation expense. Operating Profit (Loss) amounts are stated after taking account of Executive Incentive Plan payment amounts for all Executives included under this Plan. Payment amounts are not pro-rated between matrix levels.

Revenue /	$29M	$31M	$33M	$35M	$37M
Operating
Profit (Loss)
Targets
$(2.5M)	100%	110%	120%	150%	200%
$(3.5M)	90%	100%	110%	120%	150%
$(4.5M)	50%	80%	100%	110%	120%
$(5.5M)	0%	50%	80%	90%	90%
$(6.5M)	0%	0%	50%	80%	80%

B.	Departmental Financial Goals (10%)

(50%)	1.	Manage Department budget to approved plan

	Result:

(50%)	2.	Increase from 2 the number of sell side analysts covering Immercion.

	Result:

C.	Departmental Strategic/Tactical Goals (10%)

(50%)	1.	Reorganize San Jose operations and achieve zero backlog caused by production inefficiencies or capacity by December 31, 2007

	Result:

(50%)	2.	Assist with HR management and support through time of hire of VP of HR. Ensure stock transactions appropriately processed and recorded during this period. Manage insurance program and oversee HR and administrative personnel.

	Result:
Additional/substitute goals accomplished during year: